FOR IMMEDIATE RELEASE

March 29, 1999

For More Information:    Steven J. Goldstein       John A. B. "Andy" Davies, Jr.
                         Chief Financial Officer   Regional President
                         Centura Banks, Inc.       Virginia Market
                         252-454-8356               757-428-9331
                         sgoldstein@centura.com


CENTURA COMPLETES ACQUISITION OF FIRST COASTAL BANCSHARES

         ROCKY MOUNT, NC - Centura Banks, Inc. (NYSE: CBC) today announced the completion of its acquisition of First Coastal Bancshares, Inc., headquartered in Virginia Beach, Virginia. Announced last October, the transaction increases Centura's assets by approximately $560 million and, with the acquisition of eighteen First Coastal financial offices, significantly strengthens Centura's presence in the Hampton Roads region of Virginia. The additional locations bring the total number of financial services offices operated by Centura in Virginia to twenty-six.
         "The acquisition underscores our commitment to enhancing Centura's franchise in Virginia and, in particular, complements our long-term strategic initiative for the Hampton Roads region, an important and dynamic market," said Cecil W. Sewell, Jr., Centura's Chairman and CEO. "We look forward to building on First Coastal's tradition of banking excellence and are pleased to provide added value to our new customers by offering a complete line of financial solutions that are tailored to individual needs and delivered through varied and technologically innovative systems."

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         "We are proud to join forces with Centura. We share similar cultures and a remarkably similar passion for developing full service 'relationships' with our consumer and business clients," added John A. B. "Andy" Davies, formerly First Coastal's President and CEO, who is now serving as Centura's Regional President, Virginia Market.
         With assets of $8.8 billion, Centura provides a complete line of banking, investment insurance, leasing and trust services to individuals and businesses in North Carolina, South Carolina and Virginia. Centura's broad range of financial services are provided through a variety of delivery channels, including 225 full-service financial offices; more than 315 ATMs at financial offices, Wal-Mart stores and Sam's outlets; the Centura Highway telephone banking center; Centura's Internet site; and through leading online money management packages. Additional information may be found on Centura's website at www.centura.com.

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